Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 16, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined financial statements of OnePlatform Holdings Limited and Subsidiaries, and TAG Asia Capital Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 14, 2022